                                                                    EXHIBIT 10.3

                             MASTER LEASE AGREEMENT

                 dated as of September 10, 1998 ("AGREEMENT")


       THIS AGREEMENT, is between GENERAL ELECTRIC CAPITAL CORPORATION its successors and assigns, if any ("LESSOR") and STILLWATER MINING COMPANY
("LESSEE").  Lessor has an office at 4 NORTH PARK DRIVE   SUITE 500, HUNT
VALLEY, MD 21030. Lessee is a corporation organized and existing under the laws of the State of Delaware. Lessee's mailing address and chief place of business is 717 17/TH/ STREET, SUITE 1480, DENVER, CO 80202. This Agreement contains the general terms that apply to the leasing of Equipment from Lessor to Lessee. Additional terms that apply to the Equipment (term, rent, options, etc.) shall be contained on a schedule ("SCHEDULE"). A form of the Schedule is attached.


1.     LEASING

       (a) Lessor agrees to lease to Lessee, and Lessee agrees to lease from Lessor, the equipment ("EQUIPMENT") described in any Schedule signed by both parties.

       (b) Lessor shall purchase Equipment from the manufacturer or supplier ("SUPPLIER") and lease it to Lessee when Lessor receives (i) a Schedule for the Equipment, (ii) evidence of insurance which complies with the requirements of
Section 9, and (iii) such other documents as Lessor may reasonably request.
Each of the documents required above must be in form and substance satisfactory to Lessor. Lessor hereby appoints Lessee its agent for inspection and acceptance of the Equipment from the Supplier. Once the Schedule is signed, the Lessee may not cancel the Schedule.


2.     TERM, RENT AND PAYMENT

       (a) The rent payable for the Equipment and Lessee's right to use the Equipment shall begin on the earlier of (i) the date when the Lessee signs the Schedule and accepts the Equipment or (ii) when Lessee has accepted the Equipment under a Certificate of Acceptance ("LEASE COMMENCEMENT DATE"). The term of this Agreement shall be the period specified in the applicable Schedule. The word "term" shall include all basic and any renewal terms.

       (b) Lessee shall pay rent to Lessor at its address stated above, except as otherwise directed by Lessor. Rent payments shall be in the amount set forth in, and due as stated in the applicable Schedule. If any Advance Rent (as stated in the Schedule) is payable, it shall be due when the Lessee signs the Schedule. Advance Rent shall be applied to the first rent payment and the balance, if any, to the final rent payment(s) under such Schedule. In no event shall any Advance Rent or any other rent payments be refunded to Lessee. If rent is not paid within ten (10) days of its due date, Lessee agrees to pay a late charge of five cents ($.05) per dollar on, and in addition to, the amount of such rent but not exceeding the lawful maximum, if any.

       (c) Lessor shall not disturb Lessee's quiet enjoyment of the Equipment during the term of the Agreement unless a default has occurred and is continuing under this Agreement.


3.     RENT ADJUSTMENT
       [ This section has been deleted in its entirety]



4.     TAXES.   If permitted by law, Lessee shall report and pay promptly all taxes, fees and assessments due, imposed, assessed or levied against any Equipment (or purchase, ownership, delivery, leasing, possession, use or operation thereof), this Agreement (or any rents or receipts hereunder), any Schedule, Lessor or Lessee by any governmental entity or taxing authority during or related to the term of this Agreement, including, without limitation, all license and registration fees, and all sales, use, personal property, excise, gross receipts, franchise, stamp or other taxes, imposts, duties and charges, together with any penalties, fines or interest thereon (collectively "TAXES"). Lessee shall have no liability for Taxes imposed by the United States of America or any state or political subdivision thereof which are on or measured by the net income of Lessor except as provided in Sections 3 and 14(c). Lessee shall promptly

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reimburse Lessor (on an after tax basis) for any Taxes charged to or assessed against Lessor. Lessee shall show Lessor as the owner of the Equipment on all tax reports or returns, and send Lessor a copy of each report or return and evidence of Lessee's payment of Taxes upon request.


5.     REPORTS

       (a) If any tax or other lien shall attach to any Equipment, Lessee will notify Lessor in writing, within ten (10) days after Lessee becomes aware of the tax or lien. The notice shall include the full particulars of the tax or lien and the location of such Equipment on the date of the notice.

       (b) Lessee will deliver to Lessor, Lessee's complete financial statements, certified by a recognized firm of certified public accountants within ninety (90) days of the close of each fiscal year of Lessee. Lessee will deliver to Lessor copies of Lessee's quarterly financial report certified by the chief financial officer of Lessee, within ninety (90) days of the close of each fiscal quarter of Lessee. Lessee will deliver to Lessor all Forms 10-K and 10-Q, if any, filed with the Securities and Exchange Commission within thirty (30) days after the date on which they are filed.

       (c) Lessor may inspect any Equipment during normal business hours after giving Lessee reasonable prior notice.

       (d) Lessee will keep the Equipment at the Equipment Location (specified in the applicable Schedule) and will give Lessor prior written notice of any relocation of Equipment. If Lessor asks, Lessee will promptly notify Lessor in writing of the location of any Equipment.

       (e) If any Equipment is lost or damaged (where the estimated repair costs would exceed the greater of ten percent (10%) of the original Equipment cost or ten thousand and 00/100 dollars ($10,000)), or is otherwise involved in an accident causing personal injury or property damage, Lessee will promptly and fully report the event to Lessor in writing.

       (f) Lessee will furnish a certificate of an authorized officer of Lessee stating that he has reviewed the activities of Lessee and that, to the best of his knowledge, there exists no default or event which with notice or lapse of time (or both) would become such a default within thirty (30) days after any request by Lessor.


6.     DELIVERY, USE AND OPERATION

       (a) All Equipment shall be shipped directly from the Supplier to Lessee.

       (b) Lessee agrees that the Equipment will be used by Lessee solely in the conduct of its business and in a manner complying with all applicable laws, regulations and insurance policies and Lessee shall not discontinue use of the Equipment.

       (c) Lessee will not move any equipment from the location specified on the Schedule, without the prior written consent of Lessor.

       (d) Lessee will keep the Equipment free and clear of all liens and encumbrances other than those which result from acts of Lessor.


7.     MAINTENANCE

       (a) Lessee will, at its sole expense, maintain each unit of Equipment in good operating order and repair, normal wear and tear excepted. The Lessee shall also maintain the Equipment in accordance with manufacturer's recommendations. Lessee shall make all alterations or modifications required to comply with any applicable law, rule or regulation during the term of this Agreement. If Lessor requests, Lessee shall affix plates, tags or other identifying labels showing ownership thereof by Lessor. The tags or labels shall be placed in a prominent position on each unit of Equipment.

       (b) Lessee will not attach or install anything on any Equipment that will impair the originally intended function or use of such Equipment without the prior consent of Lessor. All additions, parts, supplies, accessories, and equipment ("ADDITIONS") furnished or attached to any Equipment that are not readily removable shall become the property of Lessor. All Additions shall be made only in compliance with applicable law. Lessee will not attach or install any Equipment to or in any other personal or real property without the prior written consent of Lessor.

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8.     STIPULATED LOSS VALUE

If for any reason any unit of Equipment becomes worn out, lost, stolen, destroyed, irreparably damaged or unusable ("CASUALTY OCCURRENCES") Lessee shall promptly and fully notify Lessor in writing. Lessee shall pay Lessor the sum of
(x) the Stipulated Loss Value (see Schedule) of the affected unit determined as of the rent payment date prior to the Casualty Occurrence; and (y) all rent and other amounts which are then due under this Agreement on the Payment Date (defined below) for the affected unit. The Payment Date shall be the next rent payment date after the Casualty Occurrence. Upon Payment of all sums due hereunder, the term of this lease as to such unit shall terminate.


9.     INSURANCE

       (a) Lessee shall bear the entire risk of any loss, theft, damage to, or destruction of, any unit of Equipment from any cause whatsoever from the time the Equipment is shipped to Lessee.

       (b) Lessee agrees, at its own expense, to keep all Equipment insured for such amounts and against such hazards as Lessor may reasonably require. All such policies shall be with companies, and on terms, reasonably satisfactory to Lessor. The insurance shall include coverage for damage to or loss of the Equipment, liability for personal injuries, death or property damage. Lessor shall be named as additional insured with a loss payable clause in favor of Lessor, as its interest may appear, irrespective of any breach of warranty or other act or omission of Lessee. The insurance shall provide for liability coverage in an amount equal to at least ONE MILLION U.S. DOLLARS ($1,000,000.00) total liability per occurrence, unless otherwise stated in any Schedule. The casualty/property damage coverage shall be in an amount equal to the higher of the Stipulated Loss Value or the full replacement cost of the Equipment. No insurance shall be subject to any co-insurance clause. The insurance policies may not be altered or canceled by the insurer until after thirty (30) days written notice to Lessor. Lessee agrees to deliver to Lessor evidence of insurance reasonably satisfactory to Lessor.

       (c) Lessee hereby appoints Lessor as Lessee's attorney-in-fact to make proof of loss and claim for insurance, and to make adjustments with insurers and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Lessor shall not act as Lessee's attorney-in-fact unless Lessee is in default. Lessee shall pay any reasonable expenses of Lessor in adjusting or collecting insurance. Lessee will not make adjustments with insurers except with respect to claims for damage to any unit of Equipment where the repair costs are less than the lesser of ten percent (10%) of the original Equipment cost or two hundred thousand and 00/100 dollars$200,000). Lessor may, at its option, apply proceeds of insurance, in whole or in part, to (i) repair or replace Equipment or any portion thereof, or
(ii) satisfy any obligation of Lessee to Lessor under this Agreement.


10.    RETURN OF EQUIPMENT

       (a) At the expiration or termination of this Agreement or any Schedule, Lessee shall perform any testing and repairs required to place the units of Equipment in the same condition and appearance as when received by Lessee (reasonable wear and tear excepted) and in good working order for the original intended purpose of the Equipment. If required the units of Equipment shall be deinstalled, disassembled and crated by an authorized manufacturer's representative or such other service person as is reasonably satisfactory to Lessor. Lessee shall remove installed markings that are not necessary for the operation, maintenance or repair of the Equipment. All Equipment will be cleaned, cosmetically acceptable, and in such condition as to be immediately installed into use in a similar environment for which the Equipment was originally intended to be used. All waste material and fluid must be removed from the Equipment and disposed of in accordance with then current waste disposal laws. Lessee shall return the units of Equipment to a location within the continental United States as Lessor shall direct. Lessee shall obtain and pay for a policy of transit insurance for the redelivery period in an amount equal to the replacement value of the Equipment. The transit insurance must name Lessor as the loss payee. The Lessee shall pay for all costs to comply with this section (a).

       (b) Until Lessee has fully complied with the requirements of Section 10(a) above, Lessee's rent payment obligation and all other obligations under this Agreement shall continue from month to month notwithstanding any expiration or termination of the lease term. Lessor may terminate the Lessee's right to use the Equipment upon ten (10) days notice to Lessee.

       (c) Lessee shall provide to Lessor a detailed inventory of all components of the Equipment including model and serial numbers. Lessee shall also provide an up-to-date copy of all other documentation pertaining to the Equipment. All service manuals, blue prints, process flow diagrams, operating manuals, inventory and maintenance records shall be given to Lessor at least ninety (90) days and not more than one hundred twenty (120) days prior to lease termination.

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       (d) Lessee shall make the Equipment available for on-site operational inspections by potential purchasers at least one hundred twenty (120) days prior to and continuing up to lease termination. Lessor shall provide Lessee with reasonable notice prior to any inspection. Lessee shall provide personnel, power and other requirements necessary to demonstrate electrical, hydraulic and mechanical systems for each item of Equipment.


11.    DEFAULT AND REMEDIES

       (a) Lessor may in writing declare this Agreement in default if: (1) (A) Lessee breaches its obligation to pay rent when due and fails to cure the breach within ten (10) days;( B) or if Lessee breaches its obligations to pay any other sums due ( other than rent) hereunder and fails to cure the breach within thirty
(30) days after written notice from Lessor 2) Lessee breaches any of its insurance obligations under Section 9; (3) Lessee breaches any of its other obligations and fails to cure that breach within thirty (30) days after written notice from Lessor; (4) any representation or warranty made by Lessee in connection with this Agreement shall be false or misleading in any material respect; (5) Lessee becomes insolvent or ceases to do business as a going concern; (6) any Equipment is illegally used; or (7) a petition is filed by or against Lessee or any Guarantor of Lessee's obligations to Lessor under any bankruptcy or insolvency laws and in the event of an involuntary petition, the petition is not dismissed within forty-five (45) days of the filing date. The default declaration shall apply to all Schedules unless specifically excepted by Lessor.

       (b) After a default, at the request of Lessor, Lessee shall comply with the provisions of Section 10(a). Lessee hereby authorizes Lessor to peacefully enter any premises where any Equipment may be and take possession of the Equipment. Lessee shall immediately pay to Lessor without further demand as liquidated damages for loss of a bargain and not as a penalty, the Stipulated Loss Value of the Equipment (calculated as of the rent date next preceding the declaration of default), and all rents and other sums then due under this Agreement and all Schedules. Lessor may terminate this Agreement as to any or all of the Equipment. A termination shall occur only upon written notice by Lessor to Lessee and only as to the units of Equipment specified in any such notice. Lessor may, but shall not be required to, sell Equipment at private or public sale, in bulk or in parcels, with or without notice, and without having the Equipment present at the place of sale. Lessor may also, but shall not be required to, lease, otherwise dispose of or keep idle all or part of the Equipment. Lessor may use Lessee's premises for a reasonable period of time for any or all of the purposes stated above without liability for rent, costs, damages or otherwise. The proceeds of sale, lease or other disposition, if any, shall be applied in the following order of priorities: (1) to pay all of Lessor's costs, charges and expenses incurred in taking, removing, holding, repairing and selling, leasing or otherwise disposing of Equipment; then, (2) to the extent not previously paid by Lessee, to pay Lessor all sums due from Lessee under this Agreement; then (3) to reimburse to Lessee any sums previously paid by Lessee as liquidated damages; and (4) any surplus shall be retained by Lessor. Lessee shall immediately pay any deficiency in (1) and (2) above .

       (c) The foregoing remedies are cumulative, and any or all thereof may be exercised instead of or in addition to each other or any remedies at law, in equity, or under statute. Lessee waives notice of sale or other disposition (and the time and place thereof), and the manner and place of any advertising. Lessee shall pay Lessor's actual attorney's fees incurred in connection with the enforcement, assertion, defense or preservation of Lessor's rights and remedies under this Agreement, or if prohibited by law, such lesser sum as may be permitted. Waiver of any default shall not be a waiver of any other or subsequent default.

       (d) Any default under the terms of this or any other agreement between Lessor and Lessee may be declared by Lessor a default under this and any such other agreement.

12. ASSIGNMENT: LESSEE SHALL NOT SELL, TRANSFER, ASSIGN, ENCUMBER OR SUBLET ANY EQUIPMENT OR THE INTEREST OF LESSEE IN THE EQUIPMENT WITHOUT THE PRIOR WRITTEN CONSENT OF LESSOR. Lessor may, without the consent of Lessee, assign this Agreement, any Schedule or the right to enter into a Schedule. Lessee agrees that if Lessee receives written notice of an assignment from Lessor, Lessee will pay all rent and all other amounts payable under any assigned Schedule to such assignee or as instructed by Lessor. Lessee also agrees to confirm in writing receipt of the notice of assignment as may be reasonably requested by assignee. Lessee hereby waives and agrees not to assert against any such assignee any defense, set-off, recoupment claim or counterclaim which Lessee has or may at any time have against Lessor for any reason whatsoever.


13. NET LEASE Lessee is unconditionally obligated to pay all rent and other amounts due for the entire lease term no matter what happens, even if the Equipment is damaged or destroyed, if it is defective or if Lessee no longer can use it; provided, however, in the event of a Casualty Occurrence and Lessee's payment of the Stipulated Loss Value of the affected item of Equipment and all other amounts due under Section 8 hereof, Lessee's obligation to make future payments with respect to such affected item shall terminate.. Lessee is not entitled to reduce or set-off against rent or other amounts due to Lessor or to anyone to whom Lessor assigns this Agreement or any Schedule whether Lessee's claim arises out of this Agreement, any Schedule, any statement by Lessor, Lessor's liability or any manufacturer's liability, strict liability, negligence or otherwise.

14.    INDEMNIFICATION

       (a) Lessee hereby agrees to indemnify Lessor, its agents, employees, successors and assigns (on an after tax basis) from and against any and all losses, damages, penalties, injuries, claims, actions and suits, including legal expenses, of whatsoever kind and nature arising out of or relating to the Equipment or this Agreement, except to the extent the losses, damages, penalties, injuries, claims, actions, suits or expenses result from Lessor's gross negligence or willful misconduct ("CLAIMS"). This indemnity shall include, but is not limited to, Lessor's strict liability in tort and Claims, arising out of (i) the selection, manufacture, purchase, acceptance or rejection of Equipment, the ownership of Equipment during the term of this Agreement, and the delivery, lease, possession, maintenance, uses, condition, return or operation of Equipment (including, without limitation, latent and other defects, whether or not discoverable by Lessor or Lessee and any claim for patent, trademark or copyright infringement or environmental damage) or (ii) the condition of Equipment sold or disposed of after use by Lessee, any sublessee or employees of Lessee. Lessee shall, upon request, defend any actions based on, or arising out of, any of the foregoing.

       (b) Lessee hereby represents, warrants and covenants that (i) on the Lease Commencement Date for any unit of Equipment, such unit will qualify for all of the items of deduction and credit specified in Section C of the applicable Schedule ("TAX BENEFITS") in the hands of Lessor, and (ii) at no time during the term of this Agreement will Lessee take or omit to take, nor will it permit any sublessee or assignee to take or omit to take, any action (whether or not such act or omission is otherwise permitted by Lessor or by this Agreement), which will result in the disqualification of any Equipment for, or recapture of, all or any portion of such Tax Benefits.

       (c) If as a result of a breach of any representation, warranty or covenant of the Lessee contained in this Agreement or any Schedule (1) tax counsel of Lessor shall determine that Lessor is not entitled to claim on its Federal income tax return all or any portion of the Tax Benefits with respect to any Equipment, or (2) any Tax Benefit claimed on the Federal income tax return of Lessor is disallowed or adjusted by the Internal Revenue Service, or (3) any Tax Benefit is recalculated or recaptured (any determination, disallowance, adjustment, recalculation or recapture being a "LOSS"), then Lessee shall pay to Lessor, as an indemnity and as additional rent, an amount that shall, in the reasonable opinion of Lessor, cause Lessor's after-tax economic yields and cash flows to equal the Net Economic Return that would have been realized by Lessor if such Loss had not occurred. Such amount shall be payable upon demand accompanied by a statement describing in reasonable detail such Loss and the computation of such amount. The economic yields and cash flows shall be computed on the same assumptions, including tax rates as were used by Lessor in originally evaluating the transaction ("NET ECONOMIC RETURN"). If an adjustment has been made under Section 3 then the Effective Rate used in the next preceding adjustment shall be substituted.

       (d) All references to Lessor in this Section 14 include Lessor and the consolidated taxpayer group of which Lessor is a member. All of Lessor's rights, privileges and indemnities contained in this Section 14 shall survive the expiration or other termination of this Agreement. The rights, privileges and indemnities contained herein are expressly made for the benefit of, and shall be enforceable by Lessor, its successors and assigns.


15. DISCLAIMER: LESSEE ACKNOWLEDGES THAT IT HAS SELECTED THE EQUIPMENT WITHOUT ANY ASSISTANCE FROM LESSOR, ITS AGENTS OR EMPLOYEES. LESSOR DOES NOT MAKE, HAS NOT MADE, NOR SHALL BE DEEMED TO MAKE OR HAVE MADE, ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE EQUIPMENT LEASED UNDER THIS AGREEMENT OR ANY COMPONENT THEREOF, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY OF MATERIALS OR WORKMANSHIP, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, USE OR OPERATION, SAFETY, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENT, OR TITLE. All such risks, as between Lessor and Lessee, are to be borne by Lessee.
Without limiting the foregoing, Lessor shall have no responsibility or liability to Lessee or any other person with respect to any of the following (1) any liability, loss or damage caused or alleged to be caused directly or indirectly by any Equipment, any inadequacy thereof, any deficiency or defect (latent or otherwise) of the Equipment, or any other circumstance in connection with the Equipment; (2) the use, operation or performance of any Equipment or any risks relating to it; (3) any interruption of service, loss of business or anticipated profits or consequential damages; or (4) the delivery, operation, servicing, maintenance, repair, improvement or replacement of any Equipment. If, and so long as, no default exists under this Lease, Lessee shall be, and hereby is, authorized during the term of this Lease to assert and enforce whatever claims and rights Lessor may have against any Supplier of the Equipment at Lessee's sole cost and expense, in the name of and for the account of Lessor and/or Lessee, as their interests may appear.


16. REPRESENTATIONS AND WARRANTIES OF LESSEE Lessee makes each of the following representations and warranties to Lessor on the date hereof and on the date of execution of each Schedule.

       (a) Lessee has adequate power and capacity to enter into, and perform under, this Agreement and all related documents (together, the "DOCUMENTS"). Lessee is duly qualified to do business wherever necessary to carry on its present business and operations, including the jurisdiction(s) where the Equipment is or is to be located.

       (b) The Documents have been duly authorized, executed and delivered by Lessee and constitute valid, legal and binding agreements, enforceable in accordance with their terms, except to the extent that the enforcement of remedies may be limited under applicable bankruptcy and insolvency laws.

       (c) No approval, consent or withholding of objections is required from any governmental authority or entity with respect to the entry into or performance by Lessee of the Documents except such as have already been obtained.

       (d) The entry into and performance by Lessee of the Documents will not:
(i) violate any judgment, order, law or regulation applicable to Lessee or any provision of Lessee's Certificate of Incorporation or bylaws; or (ii) result in any breach of, constitute a default under or result in the creation of any lien, charge, security interest or other encumbrance upon any Equipment pursuant to any indenture, mortgage, deed of trust, bank loan or credit agreement or other instrument (other than this Agreement) to which Lessee is a party.

       (e) There are no suits or proceedings pending or threatened in court or before any commission, board or other administrative agency against or affecting Lessee, which if decided against Lessee will have a material adverse effect on the ability of Lessee to fulfill its obligations under this Agreement.

       (f) The Equipment accepted under any Certificate of Acceptance is and will remain tangible personal property.

       (g) Each financial statement delivered to Lessor has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of the most recent financial statement, there has been no material adverse change.

       (h) Lessee is and will be at all times validly existing and in good standing under the laws of the State of its incorporation (specified in the first sentence of this Agreement).

       (i) The Equipment will at all times be used for commercial or business purposes.


17.    EARLY TERMINATION
       [ This section has been deleted in its entirety]

18.    PURCHASE OPTION

       (a) Lessee may at lease expiration purchase all (but not less than all) of the Equipment in any Schedule on an AS IS BASIS for cash equal to its then Fair Market Value (plus all applicable sales taxes). Lessee must notify Lessor of its intent to purchase the Equipment in writing at least one hundred eighty
(180) days in advance. If Lessee is in default or if the Lease has already been terminated Lessee may not purchase the Equipment.

       (b) "Fair Market Value" shall mean the price that a willing buyer (who is neither a lessee in possession nor a used equipment dealer) would pay for the Equipment in an arm's-length transaction to a willing seller under no compulsion to sell. In determining the Fair Market Value the Equipment shall be assumed to be in the condition in which it is required to be maintained and returned under
this Agreement.    If the Equipment is installed it shall be valued on an
installed basis. The costs of removal from current location shall not be a deduction from the value of the Equipment. If Lessor and Lessee are unable to agree on the Fair Market Value at least one hundred thirty-five (135) days before lease expiration, Lessor shall appoint an independent appraiser (reasonably acceptable to Lessee) to determine Fair Market Value. The independent appraiser's determination shall be final, binding and conclusive. Lessee shall bear all costs associated with any such appraisal.

       (c) Lessee shall be deemed to have waived this option unless it provides Lessor with written notice of its irrevocable election to exercise the same within fifteen (15) days after Fair Market Value is told to Lessee.


19.    MISCELLANEOUS

       (a) LESSEE AND LESSOR UNCONDITIONALLY WAIVE THEIR RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN LESSEE AND LESSOR

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RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS,
AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LESSEE AND LESSOR. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

       (b) The Equipment shall remain Lessor's property unless Lessee purchases the Equipment from Lessor and until such time Lessee shall only have the right to use the Equipment as a lessee. Any cancellation or termination by Lessor of this Agreement, any Schedule, supplement or amendment hereto, or the lease of any Equipment hereunder shall not release Lessee from any then outstanding obligations to Lessor hereunder. All Equipment shall at all times remain personal property of Lessor even though it may be attached to real property. The Equipment shall not become part of any other property by reason of any installation in, or attachment to, other real or personal property .

       (c) Time is of the essence of this Agreement. Lessor's failure at any time to require strict performance by Lessee of any of the provisions hereof shall not waive or diminish Lessor's right at any other time to demand strict compliance with this Agreement. Lessee agrees, upon Lessor's request, to execute any instrument necessary or expedient for filing, recording or perfecting the interest of Lessor. All notices required to be given hereunder shall be deemed adequately given if sent by registered or certified mail to the addressee at its address stated herein, or at such other place as such addressee may have specified in writing. This Agreement and any Schedule and Annexes thereto constitute the entire agreement of the parties with respect to the subject matter hereof. NO VARIATION OR MODIFICATION OF THIS AGREEMENT OR ANY WAIVER OF ANY OF ITS PROVISIONS OR CONDITIONS, SHALL BE VALID UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE PARTIES HERETO.

       (d) If Lessee does not comply with any provision of this Agreement, Lessor shall have the right, but shall not be obligated, to effect such compliance, in whole or in part. All reasonable amounts spent and obligations incurred or assumed by Lessor in effecting such compliance shall constitute additional rent due to Lessor. Lessee shall pay the additional rent within five days after the date Lessor sends notice to Lessee requesting payment. Lessor's effecting such compliance shall not be a waiver of Lessee's default.

       (e) Any rent or other amount not paid to Lessor when due shall bear interest, from the due date until paid, at the lesser of eighteen percent (18%) per annum or the maximum rate allowed by law. Any provisions in this Agreement and any Schedule that are in conflict with any statute, law or applicable rule shall be deemed omitted, modified or altered to conform thereto.

       (f) Adjustment to Capitalized Lessor's Cost. Lessee hereby irrevocably authorizes Lessor to adjust the Capitalized Lessor's Cost up or down by no more than ten percent (10%) within each Schedule to account for equipment change orders, equipment returns, invoicing errors, and similar matters. Lessee acknowledges and agrees that the rent shall be adjusted as a result of the change in the Capitalized Lessor's Cost. Lessor shall send Lessee a written notice stating the final Capitalized Lessor's Cost, if it has changed.

       (g) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CONNECTICUT (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OF SUCH STATE), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE EQUIPMENT.

       (h) Any cancellation or termination by Lessor, pursuant to the provision of this Agreement, any Schedule, supplement or amendment hereto, of the lease of any Equipment hereunder, shall not release Lessee from any then outstanding obligations to Lessor hereunder.

       (i) To the extent that any Schedule would constitute chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest therein may be created through the transfer or possession of this Agreement in and of itself without the transfer or possession of the original of a Schedule executed pursuant to this Agreement and incorporating this Agreement by reference; and no security interest in this Agreement and a Schedule may be created by the transfer or possession of any counterpart of the Schedule other than the original thereof, which shall be identified as the document marked "Original" and all other counterparts shall be marked "Duplicate".

           IN WITNESS WHEREOF, Lessee and Lessor have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                      LESSEE:

GENERAL ELECTRIC CAPITAL CORPORATION         STILLWATER MINING CO.

By:  /S/ BOB LEE                             By:    /s/ JAMES A. SABALA
   ------------------------------               -----------------------------
Name: Bob Lee                                Name:      James A. Sabala
     ----------------------------                 ---------------------------
Title: Credit Analyst                        Title: Vice President and CFO
      ---------------------------                  --------------------------

                                 ADDENDUM NO. 1
                           TO MASTER LEASE AGREEMENT
                        DATED AS OF SEPTEMBER 10, 1998

THIS ADDENDUM (this "ADDENDUM") amends and supplements the above referenced lease (the "LEASE"), between GENERAL ELECTRIC CAPITAL CORPORATION ("LESSOR") and STILLWATER MINING COMPANY ("LESSEE") and is hereby incorporated into the Lease as though fully set forth therein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease.

The Lease is hereby amended as follows:

1.   XXI.  ADDITIONAL COVENANTS.

              (a) At all times during the term of the Lease, Lessee shall maintain: (i) a ratio of Total Liabilities to Tangible Net Worth of equal to or less than 1.5 TO 1.0; (ii) A Fixed Charge Coverage Ratio of equal to or greater than 2.0 to 1.0, (iii) effective March 31, 1999, Lessee must have entered into supply contracts to supply a minimum of 80% of Lessee's total annual expected palladium production for a minimum of five (5) years. If Lessee ceases to satisfy any of such requirements, Lessee shall cause to be delivered to Lessor an irrevocable standby letter of credit as described in Section XXI(c) below or Lessee shall pay to Lessor a Termination Fee equal to 100% of the Acquisition Cost on or before April 30, 1999. Tangible Net Worth shall be defined as Total Stockholder's Equity minus Intangible Assets plus all Debt which is contractually subordinate to this Lease Agreement. The Fixed Charge Coverage Ratio, for purposes of this calculation, will be Earnings before Interest, Taxes, Depreciation, and Amortization divided by the sum of Current Portion of Long Term Debt, Interest Expense and Preferred Dividends. Except as defined herein, accounting terms used herein shall be as defined, and all calculations hereunder shall be made, in accordance with GAAP.

              (b) Lessee's chief financial officer or any other officer of Lessee shall notify Lessor of the total supply contracts entered into by Lessee by March 31, 1999 and shall certify that such amounts are in compliance with the requirements of Section XXI(a) above, such notification and certification shall be providedany time prior to March 31, 1999. Lessee's chief financial officer or an officer of Lessee shall notify Lessor the amount of Lessee's ratio of Total Liabilities to Tangible Net Worth and Fixed Charge Coverage Ratio and shall certify that such amounts are in compliance with the requirements of Section XXI(a) above such notification and certification shall be provided within ninety (90) days of the close of each fiscal quarter.

              (c) The irrevocable standby letter of credit provided pursuant to this addendum shall be (i) in the amount of the then Stipulated Loss Value of all of the Equipment, (ii) issued by a bank which is acceptable to Lessor in its sole discretion, (iii) in the form attached as Exhibit A or as may be acceptable to Lessor in its sole discretion, and (iv) for an initial term of six months with automatic semi-annual renewals thereafter (without amendment except for extension of the then current expiration date by an additional six months) until Lessee has received written notice from Lessor to the effect that the Letter of Credit is being released in its entirety. Lessee shall also execute a Letter of Credit Agreement in the form attached as Exhibit B.

              (d) If Lessee has provided the Letter of Credit as required herein Lessor shall release the Letter of Credit if, (X)for twoquarters, Lessee (i) is not in default under the Lease, and (ii) is in compliance with the covenants stated herein and (Y) Lessee has entered into supply contracts to supply a minimum of 80% of Lessee's total annual expected palladium production for a minimum term of five (5) years. Lessee shall also provide Lessor with a compliance certificate indicating that the Lessee is in compliance with the required covenants. Upon the release of the Letter of Credit the terms of this Section XXI are reinstated.

Except as expressly modified hereby, all terms and provisions of the Lease shall remain in full force and effect. This Addendum is not binding nor effective with respect to the Lease or the Equipment until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee.

IN WITNESS WHEREOF, Lessee and Lessor have caused this Addendum to be executed by their duly authorized representatives as of the date first above written.

LESSEE:                                    LESSOR:
STILLWATER MINING COMPANY                  GENERAL ELECTRIC CAPITAL CORPORATION

BY:     /s/ JAMES A. SABALA                  BY:      /s/ BOB LEE
   ------------------------------------         --------------------------------
ITS:    Vice President and CFO               ITS:     Credit Analyst
    -----------------------------------          -------------------------------
DATED:  September 11, 1998                   DATED:   September 14, 1998
      ---------------------------------            -----------------------------

                                           ATTEST:

                                             BY:    /s/ LISA MAESTAS
                                                --------------------------------
                                             NAME:  Lisa Maestas
                                                  ------------------------------

SLB/CS

                     MINING AND QUARRY EQUIPMENT SCHEDULE
                               SCHEDULE NO. 001
                        DATED THIS SEPTEMBER 10, 1998

                           TO MASTER LEASE AGREEMENT
                        DATED AS OF SEPTEMBER 10, 1998


LESSOR & MAILING ADDRESS:                     LESSEE & MAILING ADDRESS:
-----------------------------------------------------------------------

GENERAL ELECTRIC CAPITAL CORPORATION          STILLWATER MINING COMPANY
4 NORTH PARK DRIVE SUITE 500                  717 17/TH/ STREET SUITE 1480
HUNT VALLEY,  MD 21030                        DENVER, CO 80202

Capitalized terms not defined herein shall have the meanings assigned to them in the Master Lease Agreement identified above ("AGREEMENT"; the Agreement as it relates to this Schedule, together with this Schedule being collectively referred to as "LEASE").

A.   EQUIPMENT:  Subject to the terms and conditions of the Lease, Lessor agrees
     ---------
to Lease to Lessee the Equipment described below (the "EQUIPMENT").

  NUMBER        CAPITALIZED
 OF UNITS       LESSORS COST    MANUFACTURER    SERIAL NUMBER   MODEL AND TYPE OF EQUIPMENT
 --------       ------------    ------------    -------------   ---------------------------

See Annex A attached hereto and forming a part hereof


Equipment immediately listed above is located at: 12 Miles South FS 205, McLeod, Sweet Grass County, MT 59052

B.   FINANCIAL TERMS
1.      Advance Rent (if any):  $95,283.83              5.      Basic Term Commencement Date:  September 11, 1998
2.      Capitalized Lessor's Cost:  $ 6,960,104.54      6.      Lessee Federal Tax ID No.: 810480654
3.      Basic Term (No. of Months):  84 Months.         7.      Last Delivery Date: AUGUST 17, 1998
4.      Basic Term Lease Rate Factor:  1.369%           8.      Daily Lease Rate Factor:   .0456

9. First Termination Date: SEVENTY-TWO (72) months after the Basic Term Commencement Date.

10. Interim Rent: For the period from and including the Lease Commencement Date to but not including the Basic Term Commencement Date ("Interim Period"), Lessee shall pay as rent ("Interim Rent") for each unit of Equipment, the product of the Daily Lease Rate Factor times the Capitalized Lessor's Cost of such unit times the number of days in the Interim Period. Interim Rent shall be due on _N/A.

11. Basic Term Rent. Commencing on SEPTEMBER 11, 1998 and on the same day of each month thereafter (each, a "Rent Payment Date") during the Basic Term, Lessee shall pay as rent ("Basic Term Rent") the product of the Basic Term Lease Rate Factor times the Capitalized Lessor's Cost of all Equipment on this Schedule.


C.      TAX BENEFITS  Depreciation Deductions:

1. Depreciation method is the 200% declining balance method, switching to straight line method for the 1st taxable year for which using the straight line method with respect to the adjusted basis as of the beginning of such year will yield a larger allowance

2.      Recovery Period:  SEVEN (7) YEARS.

3.      Basis:  100% of Capitalized Lessors Cost.

D.      PROPERTY TAX

        APPLICABLE TO EQUIPMENT LOCATED IN 12 MILES FS 205, MCLEOD, MT 59052:
        Lessee agrees that it will (a) list all such Equipment, (b) report all property taxes assessed against such Equipment and (c) pay all such taxes when due directly to the appropriate taxing authority until Lessor shall otherwise direct in writing. Upon request of Lessor, Lessee shall promptly provide proof of filing and proof of payment to Lessor.

        Lessor may notify Lessee (and Lessee agrees to follow such notification) regarding any changes in property tax reporting and payment responsibilities.

E.      ARTICLE 2A NOTICE

        IN ACCORDANCE WITH THE REQUIREMENTS OF ARTICLE 2A OF THE UNIFORM COMMERCIAL CODE AS ADOPTED IN THE APPLICABLE STATE, LESSOR HEREBY MAKES THE FOLLOWING DISCLOSURES TO LESSEE PRIOR TO EXECUTION OF THE LEASE, (A) THE PERSON(S) SUPPLYING THE EQUIPMENT IS SEE ANNEX A ATTACHED HERETO AND FORMING A PART HEREOF (THE "SUPPLIER(S)"), (B) LESSEE IS ENTITLED TO THE PROMISES AND WARRANTIES, INCLUDING THOSE OF ANY THIRD PARTY, PROVIDED TO THE LESSOR BY SUPPLIER(S), WHICH IS SUPPLYING THE EQUIPMENT IN CONNECTION WITH OR AS PART OF THE CONTRACT BY WHICH LESSOR ACQUIRED THE EQUIPMENT AND (C) WITH RESPECT TO SUCH EQUIPMENT, LESSEE MAY COMMUNICATE WITH SUPPLIER(S) AND RECEIVE AN ACCURATE AND COMPLETE STATEMENT OF SUCH PROMISES AND WARRANTIES, INCLUDING ANY DISCLAIMERS AND LIMITATIONS OF THEM OR OF REMEDIES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LESSEE HEREBY WAIVES ANY AND ALL RIGHTS AND REMEDIES CONFERRED UPON A LESSEE IN
        ARTICLE 2A AND ANY RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE OR OTHERWISE WHICH MAY LIMIT OR MODIFY ANY OF LESSOR'S RIGHTS OR REMEDIES UNDER THE DEFAULT AND REMEDIES SECTION OF THE AGREEMENT.


F.      STIPULATED LOSS AND TERMINATION VALUE TABLE*

        See Annex B attached hereto and forming a part hereof

        *The Stipulated Loss Value or Termination Value for any unit of Equipment shall be the Capitalized Lessor's Cost of such unit multiplied by the appropriate percentage derived from the above table. In the event that the Lease is for any reason extended, then the last percentage figure shown above shall control throughout any such extended term.


G.      MODIFICATIONS AND ADDITIONS FOR THIS SCHEDULE ONLY

        For purposes of this Schedule only, the Agreement is amended as follows:

        1. The LEASING Section subsection (b) of the Lease is hereby deleted in its entirety and the following substituted in its stead:

                b) The obligation of Lessor to purchase the Equipment from Lessee and to lease the same to Lessee shall be subject to receipt by Lessor, on or prior to the earlier of the Lease Commencement Date or Last Delivery Date therefor, of each of the following documents in form and substance satisfactory to Lessor: (i) evidence of insurance which complies with the requirements of the INSURANCE Section of the Lease, and (ii) such other documents as Lessor may reasonably request.

        2. The DELIVERY, USE AND OPERATION Section subsection (a) of the Lease shall be deleted and the following substituted in its stead:

        The parties acknowledge that this is a sale/leaseback transaction and the Equipment is in Lessee's possession as of the Lease Commencement Date.

        3.     BILL OF SALE

                Lessee, in consideration of the Lessor's payment of the amount set forth in B 2. above, which includes any applicable sales taxes (which payment Lessee acknowledges), hereby grants, sells, assigns, transfers and delivers to Lessor the Equipment along with whatever claims and rights Seller may have against the manufacturer and/or Supplier of the Equipment, including but not limited to all warranties and representations. At Lessors request Lessee will cause Supplier to deliver to Lessor a written statement wherein the Supplier (i) consents to the assignment to Lessor of whatever claims and rights Lessee may have against the Supplier, (ii) agrees not to retain any security interest, lien or other encumbrance in or upon the Equipment at any time, and to execute such documents as Lessor may request to evidence the release of any such encumbrance, and (iii) represents and warrants to Lessor (x) that Supplier has previously conveyed full title to the Equipment to Lessee, (y) that the Equipment was delivered to Lessee and installation completed, and (z) that the final purchase price of the Equipment (or a specified portion of such purchase price) has been paid by Lessee.

        Lessor is purchasing the Equipment for leasing back to Lessee pursuant to the Lease. Lessee represents and warrants to Lessor that (i) Lessor will acquire by the terms of this Bill of Sale good title to the Equipment free from all liens and encumbrances whatsoever; (ii) Lessee has the right to sell the Equipment; and (iii) the Equipment has been delivered to Lessee in good order and condition, and conforms to the specifications, requirements and standards applicable thereto; and (iv) the equipment has been accurately labeled, consistent with the requirements of 40 CFR part 82 Subpart E, with respect to products manufactured with a controlled (ozone-depleting) substance.

        Lessee agrees to save and hold harmless Lessor from and against any and all federal, state, municipal and local license fees and taxes of any kind or nature, including, without limiting the generality of the foregoing, any and all excise, personal property, use and sales taxes, and from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions and suits resulting therefrom and imposed upon, incurred by or asserted against Lessor as a consequence of the sale of the Equipment to Lessor.

4.      ACCEPTANCE

        Pursuant to the provisions of the Lease, as it relates to this Schedule, Lessee hereby certifies and warrants that (i) all Equipment listed above has been delivered and installed (if applicable); (ii) Lessee has inspected the Equipment, and all such testing as it deems necessary has been performed by Lessee, Supplier or the manufacturer; and (iii) Lessee accepts the Equipment for all purposes of the Lease, the purchase documents and all attendant documents.

        Lessee does further certify that as of the date hereof (i) Lessee is not in default under the Lease; (ii) the representations and warranties made by Lessee pursuant to or under the Lease are true and correct on the date hereof and (iii) Lessee has reviewed and approves of the purchase documents for the Equipment, if any.

 5.     EQUIPMENT SPECIFIC PROVISIONS

        The first sentence of the REPORTS Section subsection (d) of the Lease shall be deleted in its entirety and the following substituted in its stead:

        (d) Lessee will promptly notify Lessor in writing of a change in the Equipment Location in the event that any unit of Equipment fails to return to such location for a period of ninety (90) consecutive days.

        The REPORTS Section of the Lease shall be amended by adding the following as subsection (g) thereof:

        (g) Lessee shall promptly notify Lessor of any malfunction of the hobbs or hour meter.

        The DELIVERY, USE AND OPERATION Section subsection (b) of the Lease shall be amended to add the following sentence at the end thereof:

        Lessee will allow only qualified, properly-licensed personnel selected, employed and controlled by Lessee to operate the Equipment.

        RETURN CONDITIONS: In addition to the provisions provided for in the RETURN OF EQUIPMENT Section of the Lease, and provided that Lessee has elected not to exercise its option to purchase the Equipment, Lessee shall, at its expense, return the Equipment as specified below:

        (a) General Condition: With respect to each unit, no glass shall be broken, chipped or cracked, no upholstery shall have any cut, tear or burn, there shall be no unrepaired damage to exterior or interior materials that exceeds $250 and all decals, numbers, customer identification, glue and adhesives shall have been removed from Equipment without damage to paint or Equipment. Frame and structural members including but not limited to loader arms, stick, booms, buckets, frame rails, all ground engaging tools and all attachments will be structurally sound, without breaks, bends, cracks or missing teeth. Cooling, heating and lubrication systems shall not be contaminated and there shall be no leaking between systems. No battery shall have any dead cells, cracked case or be inoperative. All units returned will be cleaned and cosmetically acceptable, with all rust and corrosion properly removed and/or treated. All material (i.e., dirt, refuse, asphalt, gravel, etc.) must be properly removed from the Equipment and disposed of in accordance with all applicable federal, state and local laws and regulations. All internal fluids such as lube oil and hydraulic fluids are to be filled at operating levels and all filler caps are to be secured.

        (b) Tires: All tires shall be of the same original size, type and manufacturer (or similar quality manufacturer if the original manufacturer no longer produces tires of that type) as upon delivery to Lessee. On each unit, the tires shall have no missing or damaged parts or gouges. Also, all tires shall have a minimum of fifty percent (50%) remaining wear.

        (c) Mechanical Drive Train: If so equipped, the transmission/hydrostatic drive systems including but not limited to differentials, final drives, will be in good condition and operate quietly without vibrations or leaks.

        (d) Electric Drive Train: If so equipped, the electric drive system including, but not limited to alternators, generators, control systems, motorized wheels, shall have at least fifty (50%) time/wear remaining before next overhaul or replacement as recommended by the manufacturer and published in standard maintenance manuals.

        (e) Undercarriage: If so equipped, the undercarriage (including sprockets, links, idlers, bogies, carrier and track rollers, pins and bushings, track shoes/pads) shall have at least fifty percent (50%) time/wear remaining before the next overhaul or replacement as recommended by the manufacturer and published in standard maintenance manuals.

        (f) Engine: The engine must have been maintained in accordance with manufacturers recommendations, including overhauling the engine as required. At the time of redelivery, the engine must have at least fifty percent (50%) time remaining before the next overhaul or replacement as recommended by the manufacturer and/or published in standard maintenance manuals. Determination of satisfaction of these specifications shall be made by subjecting the Engine to standard industry testing to include (but not limited to) testing of the crankcase, manifold pressure, oil analysis and blowby tests. All tests shall be performed by a manufacturer authorized service center.

        (g) Brakes: The brakes shall have at least fifty percent (50%) time remaining before the next overhaul or replacement as recommended by the manufacturer and/or published in standard maintenance manuals. No drums or other braking components shall be damaged or cracked.

        (h) Booms: If so equipped, all booms shall be straight and true within original manufacturers specifications and tolerances. All standard rigging including sheaves, pendants, fairleads necessary for industry standard lift crane and boom trucks shall be returned with each machine.

        (i) Hydraulic Equipment: All hydraulic pumps, cylinders and hoses must be fully operational at rated capacity with no leaks.

        (j) Documents and Records: Each such unit shall meet and conform to all applicable federal, state, and local health and safety laws and requirements, and, if applicable, have appropriate ANSI inspection certificates, permits and other certification necessary to operate the Equipment. Without limiting the foregoing, Lessee shall maintain and provide to Lessor written records of preventative maintenance and repairs, indicting date, and (hobbs) hourmeter readings to show when such maintenance or repair work was performed.

        (k) Redelivery: Provide for transportation of the Equipment in a manner consistent with the manufacturer's recommendations and practices to any locations within Continental North America as Lessor shall direct; and shall have the Equipment unloaded at such locations.

        (l) Storage: Provide safe, secure, storage for the Equipment for a period of up to three hundred sixty-five (365) days after expiration or early termination of the Lease at a locationsatisfactory to Lessor.

INSPECTIONS:

        (a) At Lessors expense, at least three hundred sixty-five (365) days prior to, and not more than four hundred fifty-five (455) days prior to expiration of the Term, each item of Equipment must be inspected by a manufacturers authorized maintenance representative or other qualified maintenance provider (acceptable to Lessor) to ensure the Equipment conforms to the return provisions outlined herein

        (b) From three hundred sixty-five (365) days prior to the return of the Equipment, Lessee must make the Equipment available to Lessors agent during regular working hours so walk-around appraisals/inspections can be conducted.

        (c) The results of the testing and appraisal with necessary reconditioning documenting that the Equipment meets the return conditions required herein are to be provided to Lessor three hundred sixty-five (365) days prior to the return of the Equipment.

     During the term of this Lease, the Equipment shall not be used more than six thousand (6,000) hours per year. The Lessee shall pay to Lessor upon return of the Equipment the sum of $__twenty-seven ($27.00) dollars per hour or fraction thereof for the excess hourly usage.

H.   PAYMENT AUTHORIZATION

     You are hereby irrevocably authorized and directed to deliver and apply the proceeds due under this Schedule as follows:

COMPANY NAME                            ADDRESS                                                 AMOUNT
----------------------------------------------------------------------------------------------------------------
Stillwater Mining Company               717 17th Street,  Suite 1480, Denver, CO 80202          $6,960,104.54

        This authorization and direction is given pursuant to the same authority authorizing the above-mentioned financing.

I.      Section 19 (f) of the Agreement is not applicable to this Schedule

        Except as expressly modified hereby, all terms and provisions of the Agreement shall remain in full force and effect. This Schedule is not binding or effective with respect to the Agreement or Equipment until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee, respectively.

        IN WITNESS WHEREOF, Lessee and Lessor have caused this Schedule to be executed by their duly authorized representatives as of the date first above written.

LESSOR:                                 LESSEE:

GENERAL ELECTRIC CAPITAL CORPORATION    STILLWATER MINING COMPANY

By:  /S/ BOB LEE                        By: /S/ JAMES A. SABALA
------------------------------------    -----------------------------------

Name:  Bob Lee                          Name:   James A. Sabala
------------------------------------    -----------------------------------

Title:  Credit Analyst                  Title:  VP & CFO
------------------------------------    -----------------------------------

                                        ATTEST

                                        By: /S/ LISA MAESTAS
                                        -----------------------------------

                                        Name:   Lisa Maestas
                                        -----------------------------------

                                   ADDENDUM
                              TO SCHEDULE NO. 001
                           TO MASTER LEASE AGREEMENT
                        DATED AS OF SEPTEMBER 10, 1998


          THIS ADDENDUM (this "ADDENDUM") amends and supplements the above referenced schedule (the "SCHEDULE") to the above referenced lease (the "LEASE"), between GENERAL ELECTRIC CAPITAL CORPORATION ("LESSOR") and STILLWATER MINING COMPANY ("LESSEE") and is hereby incorporated into the Schedule as though fully set forth therein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Lease.


          For purposes of this Schedule only, the Lease is amended as follows:

          (A)  The following is substituted in place of Section 18 of the Lease:

18.       END OF BASIC TERM OPTIONS:

          At the expiration of the Basic Term (the "BASIC TERM EXPIRATION DATE"), so long as no default has occurred and is continuing hereunder and this Agreement has not been earlier terminated, Lessee shall exercise one of the following options:

a.        Renewal Option.
          --------------

          (i) Lessee may, upon at least ninety (90) days, but not more than one hundred eighty (180) days, prior written notice to Lessor, extend the term of the applicable Schedule with respect to all (but not less than all) of the Equipment in such Schedule for a period to be mutually agreed upon by both Lessor and Lessee (the "RENEWAL PERIOD") for a scheduled monthly rental equal to the monthly Fair Market Rental Value thereof determined as of the end of the Basic Term.

          (ii) The term "Fair Market Rental Value" shall mean the price which a willing lessee would pay for the rental of the Equipment in an arms-length transaction to a willing lessor under no compulsion to lease for a time period similar to the Renewal Period; provided, however, that in such determination:
(i) the Equipment shall be assumed to be in the condition in which it is required to be maintained and returned under this Agreement; (ii) in the case of any installed additions to the Equipment, same shall be valued on an installed basis; and (iii) costs of removal of the Equipment from the current location shall not be a deduction from such valuation. If Lessor and Lessee are unable to agree on the Fair Market Rental Value at least sixty (60) days prior to the Basic Term Expiration Date, Lessor shall appoint an independent appraiser (reasonably acceptable to Lessee) to determine Fair Market Rental Value, and that determination shall be final, binding and conclusive. Lessee shall bear all costs associated with any such appraisal.

          (iii) Lessee shall be deemed to have waived this option unless it provides Lessor with written notice of its irrevocable election to exercise the same within fifteen (15) days after the Fair Market Rental Value is determined (by agreement or appraisal).

b.        Purchase Option.
          ---------------

          (i) Lessee may, upon at least ninety (90) days, but no more than one hundred eighty (180) days, prior written notice to Lessor, purchase all (but not less than all) of the Equipment in any Schedule on an AS IS BASIS, without recourse to, or warranty from, Lessor for the then Fair Market Value of the Equipment (plus all applicable sales taxes). On the Basic Term Expiration Date, Lessor shall receive, in cash, the full purchase price (plus all applicable sales taxes) together with any Rent or other sums then due under the applicable Schedule on such date.

          (ii) The term "FAIR MARKET VALUE" shall mean the price which a willing buyer (who is neither a lessee in possession nor a used equipment dealer) would pay for the Equipment in an arm's-length transaction to a willing seller under no compulsion to sell; provided , however , that in such determination: (i) the
                       ---------  --------
Equipment shall be assumed to be in the condition in which it is required to be maintained and returned under this Agreement; (ii) in the case of any installed Equipment, that Equipment shall be valued on an installed basis; and (iii) costs of removal of the Equipment from the current location shall not be a deduction from such valuation. Lessee shall appoint an independent appraiser (with at least one current professional designation and reasonably acceptable to Lessor) to determine Fair Market Value, and that determination shall be final, binding and conclusive. Lessee shall bear all costs associated with any such appraisal. Notwithstanding any provision to the contrary herein, in no event shall the Fair Market Value be less than thirteen percent (13%) of the applicable Capitalized Lessor's Cost for the Equipment ( plus any applicable sales taxes or charges).


          (iii)Lessee shall be deemed to have waived this option if it fails to timely provide Lessor with the required written notice of its election to exercise the same or unless it provides Lessor with written notice of its irrevocable election to exercise the same within fifteen (15) days after the Fair Market Value is determined (by appraisal).

c. Return Option. In the event Lessee fails to exercise the renewal or purchase option referred to above, Lessee shall return all (but not less than all) of the Equipment pursuant to the terms of Agreement and the applicable Schedule, including, without limitation, any and all return conditions. Lessee agrees that if it elects to return the equipment for the first Schedule, Lessee shall be deemed to have elected to return all other Schedules under this Agreement in which General Electric Capital Corporation is the "Lessor". Lessee shall be charged a 5% restocking fee upon return of the equipment.

The following is substituted  in place of Section 17 of the Lease:

17. EARLY PURCHASE OPTION.

          (a) Provided that the Lease has not been earlier terminated and provided further that Lessee is not in default under the Lease or any other agreement between Lessor and Lessee, Lessee may, UPON AT LEAST 60 DAYS BUT NO MORE THAN 270 DAYS PRIOR WRITTEN NOTICE TO LESSOR OF LESSEE'S IRREVOCABLE ELECTION TO EXERCISE SUCH OPTION, purchase all (but not less than all) of the Equipment listed and described in this Schedule on the rent payment date (the "EARLY PURCHASE DATE") which is 72 months from the Basic Term Commencement Date of the Schedule for a price equal to $2,053,230.84( the "FMV EARLY OPTION PRICE"), plus all applicable sales taxes on an AS IS BASIS. Lessor and Lessee agree that the FMV Early Option Price is a reasonable prediction of the Fair Market Value (as such term is defined in Section 18(b) hereof) of the Equipment at the time the option is exercisable. Lessor and Lessee agree that if Lessee makes any non-severable improvement to the Equipment which increases the value of the Equipment and is not required or permitted by Sections 7 or 9 of the Lease prior to lease expiration, then at the time of such option being exercised, Lessor and Lessee shall adjust the purchase price to reflect any addition to the price anticipated to result from such improvement. (The purchase option granted by this subsection shall be referred to herein as the "EARLY PURCHASE OPTION".)

          (b) If Lessee exercises its Early Purchase Option with respect to the Equipment leased hereunder, then on the Early Purchase Option Date, Lessee shall pay to Lessor any Rent and other sums due and unpaid on the Early Purchase Option Date and Lessee shall pay the FMV Early Option Price, plus all applicable sales taxes, to Lessor in cash.



          Except as expressly modified hereby, all terms and provisions of the Lease shall remain in full force and effect. This Addendum is not binding nor effective with respect to the Lease or the Equipment until executed on behalf of Lessor and Lessee by authorized representatives of Lessor and Lessee.

          IN WITNESS WHEREOF, Lessee and Lessor have caused this Addendum to be executed by their duly authorized representatives as of the date first above written.


LESSOR:                                      LESSEE:

GENERAL ELECTRIC CAPITAL CORPORATION         STILLWATER MINING COMPANY

By:    /S/ BOB LEE                           By:    /s/ JAMES A. SABALA
   --------------------------------             --------------------------------
Name:  Bob Lee                               Name:      James A. Sabala
     ------------------------------               ------------------------------
Title:  Credit Analyst                       Title:     Vice President and CFO
      -----------------------------                -----------------------------

                                             Attest:

                                             By:    /s/ LISA MAESTAS
                                                --------------------------------
                                             Name:      Lisa Maestas
                                                  ------------------------------